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                                                                    EXHIBIT 99.1

                              EMERGENT GROUP, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
               (As Amended and Restated as of February 14, 1997)


1.     PURPOSE.

       The purpose of the Emergent Group, Inc. Employee Stock Purchase Plan is to provide employees of Emergent Group, Inc. and selected subsidiary corporations within the meaning of Code Section 24(f) with an opportunity to become owners of the Company through the purchase of shares of Common Stock of the Company. The Company intends this Plan to qualify as an employee stock purchase plan under Code Section 423. Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of Code Section 423.

2.     DEFINITIONS.

       (a)    "Code" means the Internal Revenue Code of 1986, as amended.

       (b)    "Company" means Emergent Group, Inc.

       (c) "Common Stock" means the $.05 par value common stock of the Company.

       (d) "Compensation" means the regular compensation, including overtime, bonuses and commissions that the Company or a Company Subsidiary pays to an Employee during an Offering Period.

       (e)    "Committee" means the committee described in Paragraph 13.

       (f)    "Company Subsidiary" means each of the Company's Subsidiaries.

       (g) "Employee" means any person who customarily works as a common law employee for the Company or a Company Subsidiary for more than 20 hours per week.

       (h) "Offering Periods" means each successive six month period beginning on January 1 and July 1. The first such period shall be the six-month period from January 1, 1997 through June 30, 1997.

       (i) "Participant" means an Employee who has completed an authorization from under Paragraph 5 and elected to contribute to the Plan through payroll deductions.

       (j)    "Plan" means the Emergent Group, Inc. Employee Stock Purchase
Plan.

       (k) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time an option is granted to a Participant under the Plan, each of the corporations (other than the last corporation in the

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unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.     ELIGIBILITY.

       An Employee whom the Company or a Company Subsidiary has employed continuously for one year as of the first day of an Offering Period shall be eligible to participate in the Plan for that Offering Period; provided, however, that no purchases may be made under the Plan if such purchase would result in the Employee's owning Common Stock possessing 5 percent or more of the total combined voting power or value of the Company's outstanding stock. For purposes of determining an individual's amount of stock ownership, any options to acquire shares of Company Common Stock will be counted as shares of stock, and the attribution rules of Section 424(d) of the Code shall apply.

4.     OFFERING PERIOD.

       The Committee will send to each new Employee upon fulfilling the eligibility requirements of Paragraph 3 a notice advising the Employee of his or her right to participate in the Plan for the ensuing Offering Period.

5.     PARTICIPATION.

       An Employee who meets the eligibility requirements of Paragraph 3 may become a Participant for an Offering Period by completing an authorization notice and delivering it to the Committee within a reasonable period of time prior to the first day of such Offering Period, except that Employees who wish to participate I the first offering period (January 1, 1997 to June 30, 1997) must deliver such documents by February 1, 1997. All Participants receiving options under the Plan shall have the same rights and privileges.

6.     METHOD OF PAYMENT.

       A Participant may contribute to the Plan through payroll deductions, as follows:

              (a) The Participant shall elect on an authorization notice to have deductions made from his or her Compensation for each payroll period during the Offering Period at a rate which shall be at least 1% but not in excess of 15% of his or her Compensation.

              (b) All payroll deductions shall be credited to the Participant's account under the Plan. No interest or earnings shall accrue on any payroll deductions credited to such accounts.

              (c) Payroll deductions shall commence on the first payday coinciding with or following the first day of each Offering Period and shall end with the last payday


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         preceding or coinciding with the end of that Offering Period, unless the Participant sooner withdraws as authorized under Paragraph 10 below.

                 (d) A Participant may not alter the rate of payroll deductions during the Offering Period.

7.       GRANTING OF OPTION.

         (a) On the first day of each Offering Period, a Participant shall receive options to purchase a number of shares of Common Stock with funds withheld from his or her Compensation. Such number of shares shall be determined at the end of the Offering Period according to the following procedure:

         Step 1 --        Determine the amount the Company withheld from
                          Compensation since the beginning of the Offering
                          Period;

         Step 2 --        Determine the amount which represents 85% of the
                          lower of fair market value of a share of Common Stock on the (I) first day of the Offering Period, or (II) the last day of the Offering Period; and

         Step 3 --        Divide the amount determined in Step 1 by the amount
                          determined in Step 2 and round down the quotient to the nearest whole number.

         (b) For purposes of the immediately preceding Subparagraph (a), the fair market value of a share of Common Stock as of each date described in Step 2 shall be determined as follows: (i) if the Common Stock is traded on a national securities exchange, the closing sale price on that date; (ii) if the Common Stock is not traded on any such exchange, the closing sale price as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") for such date; (iii) if no such closing sale price information is available, the average of the closing bid and asked prices as reported by Nasdaq for such date; or (iv) if there are no such closing bid and asked prices, the average of the closing bid and asked prices as reported by any other commercial service for such date. If any date described in Step 2 is not a trading day, the fair market value of a share of Common Stock for such date shall be determined by using the closing sale price or the average of the closing bid and asked prices, as appropriate, for the immediately preceding trading day.

         (c)     No Participant shall receive options:

                 (i) if, immediately after the grant, that Participant would own shares, or old outstanding options to purchase shares, or both, possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or any Subsidiaries; or
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                 (ii)     which permits the Participant to purchase shares
         under all employee stock purchase plans of the Company and any Subsidiary with a fair market value (determined at the time the options are granted) that exceeds $25,000 in any calendar year.

8.       EXERCISE OF OPTION.

         (a) Unless a Participant effects a timely withdrawal pursuant to Paragraph 10 below, his or her option for the purchase of shares of Common Stock during an Offering Period will be automatically exercised on the day following the last day of that Offering Period for the purchase of the maximum number of full shares which the sum of the payroll deductions credited to the Participant's account during such Offering Period can purchase pursuant to the formula specified in Paragraph 7(a) hereof.

         (b) The disposition of any payroll deductions credited to a Participant's account during the Offering Period which are not used for the purchase of shares shall be as follows:

                 (i) If the Participant has elected to withdraw from the Plan as of the end of the Offering Period, the Company shall deliver the amount of the payroll deductions to the Participant.

                 (ii) The amount of any excess payroll deductions shall be applied to the purchase of shares in the immediately succeeding Offering Period.

9.       DELIVERY OF COMMON STOCK.

         As soon as administratively feasible after the end of each Offering Period, the Company shall deliver to each Participant or, in the alternative, to a custodian that the Committee designates, the shares of Common Stock the Participant purchased upon the exercise of the option. In the event of the delivery of the shares to a custodian, the Participant may elect at any time thereafter to take possession of the shares or to have the Committee deliver the shares to any brokerage firm.

10.      WITHDRAWAL FROM THE PLAN.

         (a) A Participant will be deemed to have elected to participate in each subsequent Offering Period following his or her initial election to participate in the Plan, unless the Participant files a written withdrawal notice with the Committee at least ten days prior to the beginning of the Offering Period as of which the Participant desires to withdraw from the Plan.

         (b) A Participant may withdraw all, but not less than all, payroll deductions credited to his account for an Offering Period at any time during such Offering Period by delivering a written notice to the Committee at least ten days prior to the end of such Offering Period. A Participant who for any reason, including retirement, termination of employment or death,
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ceases to be an Employee prior to the last day of any Offering Period will be deemed to have withdrawn from the Plan as of the date of such cessation.

         (c) Upon the withdrawal of a Participant from the Plan under the terms of Subparagraph (b) above, his or her outstanding options under this Plan shall immediately terminate.

         (d) In the event a Participant withdraws from the Plan for any reason, the Company will pay to the Participant all payroll deductions credited to his or her account or, in the event of death, to the persons entitled thereto under the terms of Paragraph 14, as soon as administratively feasible after the date of such withdrawal and no further deductions will be made from the Participant's Compensation.

         (e) A Participant who has elected to withdraw from the Plan may resume participation in the same manner and pursuant to the same rules as any Employee making an initial election to participate in the Plan; provided, however, that any Participant who is an officer or director of the Company or any Subsidiary and who withdraws from the Plan for any reason shall not be permitted to resume participation any earlier than the first day of an Offering Period which is more than six months after the effective date of the withdrawal or any earlier date that will permit transactions under the Plan to continue to be exempt within the meaning of Rule 16b-3, as promulgated under the Securities Exchange Act of 1934, as amended.

11.      STOCK.

         (a) The shares of Common Stock that the Company shall sell to Participants under the Plan shall be shares of authorized but unissued Common Stock. The maximum number of shares made available for sale under the Plan shall be 200,000 (subject to adjustment upon changes in capitalization of the Company as provided in Paragraph 16 below). If the total number of shares for which options are to be exercised in accordance with Paragraph 8 exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable.

         (b) A Participant will have no interest in shares covered by his or her option until the Participant exercises the option.

         (c) Shares that a Participant purchases under the Plan will be registered in the name of the Participant, or if the Participant so directs by written notice to the Committee prior to the last day of the Offering Period, in the names of the Participant and one other person the Participant designates, as joint tenants with rights of survivorship.

12.      PARTICIPATION IN PLAN BY EMPLOYEES OF SUBSIDIARIES.

         Employees of Company Subsidiaries shall be entitled to participate in the Plan.
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13.      ADMINISTRATION.

         The compensation committee of the Board of Directors of the Company, as such shall be constituted from time to time (the "Committee") shall administer the Plan. The Committee shall be vested with full authority to make, administer and interpret such rules and regulations as it deems necessary to administer the Plan (including rules and regulations deemed necessary in order to comply with the requirements of Section 423 of the Code). Any determination or action of the Committee in connection with the administration or interpretation of the Plan shall be final and binding upon each Employee, Participant and all persons claiming under or through any Employee or Participant.

14.      DESIGNATION OF BENEFICIARY.

         (a) A Participant may file with the Committee a written designation of a beneficiary who is to receive any payroll deductions credited with the Participant's account under the Plan or any shares of Common Stock owed to the Participant under the Plan in the event of the Participant's death. A Participant may change a beneficiary at any time by filing a notice in writing with the Committee.

         (b) Upon the death of a Participant and upon receipt by the Committee of proof of the identity and existence of the Participant's designated beneficiary, the Committee shall deliver such cash or shares, or both, to the beneficiary. In the event a Participant dies and is not survived by a beneficiary that the Participant designated in accordance with the immediate preceding subparagraph (a), the Committee shall deliver such cash or shares, or both, to the personal representative of the estate of the deceased Participant. If, to the knowledge of the Committee, no personal representative has been appointed within 90 days following the date of the Participant's death, the Committee, in its discretion, may deliver such cash or shares, or both, to the surviving spouse of the deceased Participant, or to any one or more dependents or relatives of the deceased Participant, or if no spouse, dependent or relative is known to the Committee, then to such other person as the Committee may designate.

         (c) No designated beneficiary shall acquire any interest in such cash or shares prior to the death of the Participant.

15.      TRANSFERABILITY.

         A Participant may not assign, pledge or otherwise dispose of payroll deductions credited to the Participant's account or any rights to exercise an option or to receive shares of Common Stock under the Plan other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined in the Employee Retirement Income Security Act. Any other attempted assignment, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw in accordance with Paragraph 10 above.
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16.      ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

         In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of securities of the Company by reason of a recapitalization, reclassification, stock split, combination of shares or dividend payable in shares of Common Stock, the Committee shall make an appropriate adjustment to the number and kind of shares available for the granting of options, and as to which outstanding options shall be exercisable, and to the option price, all in such a manner so as to preserve, but not increase or decrease, the benefits to the Participant. No fractional shares or options to purchase fractional shares shall be issued in making any such adjustments. All adjustments the Committee makes shall be conclusive.

         Subject to any required action by the shareholders, if the Company shall be a party to any reorganization involving a merger, consolidation or acquisition of the stock or the assets of the Company, the Committee in its discretion (a) may declare the Plan's termination in the same manner as if the Board of Directors had terminated the Plan pursuant to Paragraph 17 below, or
(b) may declare that any option shall apply to the securities of the resulting corporation and each option to purchase one share of the Common Stock shall entitle the Participant to purchase the same number of securities of the resulting corporation as a holder of a share of Common Stock would be entitled to receive for such share.

         Any issue by the Company of any class of preferred stock, or securities convertible into shares of common or preferred stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to any option or the option price except as this Paragraph 16 specifically provides. The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

17.      AMENDMENT OR TERMINATION.

         The Board of Directors of the Company may at any time terminate or amend the Plan. Any amendment of the Plan that (i) materially increases the benefits to Participants, (ii) materially increases the number of securities that may be issued under the Plan, or (iii) materially modifies the eligibility requirements for participation in the Plan shall be subject to approval of the shareholders of the Company. The Company shall refund to each Participant the amount of payroll deductions credited to his or her account as of the date of termination as soon as administratively feasible following the effective date of the termination.

18.      NOTICES.

         All notices or other communications by a Participant to the Committee or the Company shall be deemed to have been duly given when the Secretary of the Company receives them or
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when any other person the Company designates receives the notice or other communication in the form the Company specifies.

19.      NO CONTRACT.

         This Plan shall not be deemed to constitute a contract between the Company or any Subsidiary and any Employee or to be a consideration or an inducement for the employment of any Employee. Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the service of the Company or any Subsidiary or to interfere with the right of the Company or any Subsidiary to discharge any Employee at any time regardless of the effect which such discharge shall have upon him or her or any options granted hereunder.

20.      APPROVAL OF SHAREHOLDERS

         The Plan shall be submitted to the shareholders of the Company for their approval within 12 months after the Board of Directors of the Company adopts the Plan. The adoption of the Plan is conditioned upon the approval of the shareholders of the Company, and failure to receive their approval shall render the Plan and all outstanding options hereunder void and of no effect.

         IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of this 14th day of February, 1997.

                                        Emergent Group, Inc.


                                        By: /s/ John M. Sterling, Jr.
                                           -------------------------------------

                                        Title: CEO
                                              ----------------------------------


                                                        [CORPORATE SEAL]


Attest: /s/ Robert S. Davis
       -----------------------------

Title: Vice President-Adminsitration
      ------------------------------